Exhibit 99.1

News Release
For Immediate Release
GenCorp Announces Pricing of $460 million
Second-Priority Senior Secured Notes

SACRAMENTO, Calif. – January 18, 2013 – GenCorp Inc. (NYSE: GY) (“GenCorp”) announced today that it has priced an offering of $460 million aggregate principal amount of its 7.125% Second-Priority Senior Secured Notes due 2021 (the “Notes”).  The Notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.

GenCorp expects the offering to close on January 28, 2013, subject to customary closing conditions.

GenCorp intends to use the net proceeds of the Notes offering to fund, in part, the proposed acquisition of United Technologies Corporation’s Pratt & Whitney Rocketdyne business (the “Acquisition”) announced on July 23, 2012, and to pay related fees and expenses.

The gross proceeds from the Notes offering will be deposited into escrow pending the consummation of the proposed Acquisition.  If the Acquisition is not consummated on or prior to July 21, 2013 (subject to a one-month extension upon satisfaction of certain conditions) or upon the occurrence of certain other events, GenCorp will be required to redeem the Notes at a price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest, if any, to, but not including the date of redemption.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Glenn Mahone, vice president, communications  202.302.9941

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